EXHIBIT 99.1

Willis Towers Watson Reports Second Quarter Earnings

  Q2 2017 Commissions and Fees increased 2%
  First half 2017 Commissions and Fees increased 3%

  First half 2017 Diluted Earnings per Share increased 22%
  First half 2017 Adjusted Diluted Earnings per Share increased 3%

ARLINGTON, Va. and LONDON, Aug. 03, 2017 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ:WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the second quarter of 2017, which ended June 30, 2017.

For the second quarter of 2017, Commissions and Fees were $1.93 billion, an increase of 2% as compared to Commissions and Fees of $1.89 billion for the same period in the prior year. Total Revenues were $1.95 billion for the quarter, flat as compared to Total Revenues for the same period in the prior year (2% constant currency and organic increase); and a decrease of 1% as compared to Adjusted Revenues of $1.98 billion for the same period in the prior year (1% constant currency and organic increase). Adjusted Revenues include $26 million of revenue not recognized due to purchase accounting rules for the prior year second quarter.

For the first half of 2017, Commissions and Fees were $4.23 billion, an increase of 3% as compared to Commissions and Fees of $4.11 billion for the same period in the prior year. Total Revenues were $4.27 billion for the first half of 2017, an increase of 2% as compared to Total Revenues of $4.18 billion in the same period in the prior year (4% constant currency and organic increase); and an increase of 1% as compared to Adjusted Revenues of $4.24 billion in the same period in the prior year (3% constant currency and organic increase).  Adjusted Revenues include $58 million of revenue not recognized due to purchase accounting rules for the first half of the prior year.

For the second quarter of 2017, net income attributable to Willis Towers Watson was $33 million, a decrease from $72 million for the prior-year second quarter. For the quarter, diluted earnings per share were $0.24, and adjusted diluted earnings per share were $1.45. Net income attributable to Willis Towers Watson and diluted earnings per share for the second quarter of 2017 include pre-tax $63 million of integration expenses and $27 million of restructuring costs. The U.S. GAAP tax rate for the quarter was 17%, and the adjusted tax rate for the quarter used in calculating adjusted diluted earnings per share was 29%.  This quarter the Company repurchased approximately $140 million of Willis Towers Watson stock.

For the first half of 2017, net income attributable to Willis Towers Watson was $377 million, an increase from $310 million for the same period in the prior year. Diluted earnings per share for the first half of 2017 were $2.75, and adjusted diluted earnings per share were $5.18. Net income attributable to Willis Towers Watson and diluted earnings per share for the first half of 2017 include pre-tax $103 million of integration expenses and $54 million of restructuring costs.

For the second quarter of 2017, net income was $41 million, a decrease from net income of $76 million for the prior-year second quarter. Adjusted EBITDA for the second quarter of 2017 was $387 million, or 19.8% of Total Revenues, a decrease from Adjusted EBITDA of $406 million, or 20.6% of Adjusted Revenues, for the prior-year second quarter.

For the first half of 2017, net income was $393 million, an increase from net income of $321 million for the same period in the prior year. Adjusted EBITDA for the first half of 2017 was $1.10 billion, or 25.6% of Total Revenues, an increase from Adjusted EBITDA of $1.08 billion, or 25.4% of Adjusted Revenues, for the same period in the prior year.

In the second quarter of 2016, approximately $40 million was received as a settlement from JLT, which was included in Other Income in the Investment, Risk and Reinsurance segment, and was included in adjusted earnings. A settlement of approximately $6 million was received in the second quarter of 2017, which was included in Other Income, primarily in the Human Capital and Benefits segment.  As such, commissions and fees rather than total revenues more accurately reflect the business momentum in the second quarter.  All other U.S. GAAP and non-GAAP measures, such as operating margin, adjusted EBITDA and net income were also impacted by these settlements as there were no offsetting expenses.  The JLT settlement increased second quarter 2016 organic revenue growth by 2 percentage points and adjusted EBITDA margin by 2 percentage points.

As outlined in the earnings release for the first quarter of 2017, a significant number of renewals occurred in the first quarter, which we otherwise would typically see in the second quarter of the calendar year. As a result of these timing differences, the first half 2017 results should be compared to the first half of 2016. The second quarter is also a seasonally weaker quarter due to the low levels of renewals for some lines of business, primarily related to Gras Savoye and the Wholesale businesses.

“I’m pleased with the continued progress in the second quarter and the results for the first half of 2017,” said John Haley, Willis Towers Watson’s chief executive officer. “We continue to build momentum across our portfolio of businesses while work continues on our integration efforts. I want to commend our colleagues on their achievements to date. We still have work to do to attain our full potential, but the commitment and excitement I see across the Company gives me great confidence in the power of a truly integrated Willis Towers Watson.”

Second Quarter Company Highlights

Segment Highlights

Beginning in 2017, we made certain changes that affect our segment results. These changes, which are detailed in the Current Report on Form 8-K filed with the SEC on April 7, 2017, include the realignment of certain businesses within our segments, as well as changes to certain allocation methodologies to better reflect the ongoing nature of our businesses. The prior period comparatives have been retrospectively adjusted to reflect our current segment presentation.

Human Capital & Benefits

For the quarter, the Human Capital & Benefits (“HCB”) segment had commissions and fees of $718 million, a decrease of 2% (1% increase constant currency; flat on an organic basis) from $731 million in the prior-year second quarter. Retirement revenues decreased in the second quarter as Great Britain and International revenue growth was offset by an expected decline in North America, as bulk lump sum projects declined year-over-year and in Western Europe due to the timing of the Easter holiday. The demand for actuarial consulting projects remained strong in Great Britain as a result of regulatory change. Talent and Rewards was down slightly as the 2016 North America restructuring led to anticipated softness in new business, but the margin enhancement objectives were achieved. Health and Benefits continued to experience strong revenue growth as a result of health care consulting in North America, offset by softness in Western Europe due to timing issues. Revenue in the Technology and Administration Solutions business experienced growth in all regions as a result of new administration clients and project activity. The HCB segment had total revenues of $729 million, which included interest and other income, and an operating margin of 17%.

Corporate Risk & Broking

For the quarter, the Corporate Risk & Broking (“CRB”) segment had commissions and fees of $624 million, or flat (1% constant currency increase and 1% organic increase) versus $627 million in the prior-year second quarter. Western Europe, Great Britain and International had strong revenue growth. Western Europe revenue growth was led by Iberia and Ireland. Great Britain experienced growth in Transportation, Financial Lines and Natural Resources, with some timing offsets from the first quarter.  International revenue growth was led by the Asian and Latin American operations. North America organic revenues were flat as new business growth was offset by a decline in one-time projects versus the second quarter of 2016. The CRB segment had total revenues of $630 million, which included interest and other income, and an operating margin of 16%.

Investment, Risk & Reinsurance

For the quarter, the Investment, Risk & Reinsurance (“IRR”) segment had commissions and fees of $383 million, or flat (3% constant currency increase and 3% organic increase) versus $380 million in the prior-year second quarter. Reinsurance, Investment, Risk Consulting and Software, and Max Mathiessen all posted revenue growth, primarily as a result of strong sales and increased performance fees.  As expected, Wholesale revenues declined due to timing of renewals which brought revenue forward into the first quarter of 2017. The IRR segment had total revenues of $389 million, which included interest and other income, and an operating margin of 25%. The prior year second quarter revenue included an approximate $40 million settlement with JLT related to the Fine Arts and Jewellery team.

Exchange Solutions

For the quarter, the Exchange Solutions segment had commissions and fees of $178 million, an increase of 15% (15% constant currency increase and 15% organic increase) from $154 million in the prior-year second quarter. Retiree and Access Exchanges revenues increased by 14% and Exchange Solutions Other grew by 17%, led by active exchanges and Technology and Administration Solutions. The Exchange Solutions segment had total revenues of $178 million and an operating margin of 19%.

Reconciliation of Segment Operating Income to Income from Operations before Income Taxes and Interest in Earnings of Associates

The Company recorded expenses that are excluded from our segment operating income. The following table represents the difference.

Other expense/(income), net for the second quarter of 2017 was a $30 million expense versus $6 million of income in the second quarter of 2016. The variance was primarily due to a favorable balance sheet re-measurement in the prior year and greater operational hedging costs in 2017.

(In millions of U.S. dollars)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Segment Operating Income	$354	$384	$1,085	$1,049
Fair value adjustment for deferred revenue	-	(26)	-	(58)
Amortization	(149)	(125)	(300)	(286)
Restructuring costs	(27)	(41)	(54)	(66)
Integration expenses	(63)	(29)	(103)	(81)
Provision for the Stanford litigation	-	-	-	(50)
Unallocated, net(i)	9	(27)	(41)	(46)
Income from operations	124	136	587	462
Interest expense	46	47	92	93
Other expense/(income), net	30	(6)	50	12
Income from operations before income taxes and interest in earnings of associates	$48	$95	$445	$357

(i)Includes certain costs, primarily those related to corporate functions which are not directly related to the segments, and differences between certain budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

Outlook for 2017

For 2017, the Company expects current constant currency revenue growth of 2% to 3% and Adjusted Diluted Earnings per Share in the range of $8.36 to $8.51. The updated adjusted Earnings per Share range reflects a $0.04 decline from the previous guidance due to the divestiture of the Global Wealth Solutions business.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the second quarter of 2017. It will be held on Thursday, August 3, 2017, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 51174595.

About Willis Towers Watson

Willis Towers Watson (NASDAQ:WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 41,000 employees and services clients in more than 140 countries and territories. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our condensed consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Adjusted Revenues, (2) Constant Currency Change, (3) Organic Change, (4) Adjusted Operating Income, (5) Adjusted EBITDA, (6) Adjusted Net Income, (7) Adjusted Diluted Earnings Per Share, (8) Adjusted Income Before Taxes, (9) Adjusted Income Taxes/Rate and (10) Free Cash Flow. The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures, we have adjusted for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. These items include the following:

  Restructuring costs and integration expenses - Management believes it is appropriate to adjust for restructuring costs and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when these programs will have concluded.

  Fair value adjustment to deferred revenue – Adjustment in 2016 to normalize for the deferred revenue written down as part of the purchase accounting for the Merger.

  Gains and losses on disposals of operations - Adjustment to remove the results of disposed operations.

  Provision for Stanford litigation - The 2016 provision for the Stanford litigation matter, which we consider to be a non-ordinary course litigation matter.

  Venezuelan currency devaluation - Foreign exchange losses incurred as a consequence of the Venezuelan government’s enforced changes to exchange rate mechanisms.

  Tax effects of internal reorganization - Relates to the U.S. income tax expense resulting from the completion of an internal reorganization of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

Willis Towers Watson evaluates revenue on an as reported, adjusted, constant currency and organic basis. Willis Towers Watson believes providing adjusted, constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how Willis Towers Watson evaluates its performance internally.

Willis Towers Watson considers Adjusted Revenues, Constant Currency Change, Organic Change, Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income before taxes, Adjusted Income Taxes/Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what Willis Towers Watson’s comparable operating and liquidity results would have been had Willis Towers Watson not incurred transaction-related and non-recurring items. Willis Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Adjusted Revenues – presents relevant period-over-period comparisons of revenues by excluding the impact of purchase accounting rules and is defined as: Total Revenues adjusted for the fair value adjustment for deferred revenues that would otherwise have been recognized but for the purchase accounting treatment of these transactions. U.S. GAAP accounting requires the elimination of this revenue.
Constant Currency Change – represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenues, translated at the current year monthly average exchange rates, to the current year as reported revenues, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effect that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.
Organic Change – excludes both the impact of fluctuations in foreign currency exchange rates, as described above, as well as the period-over-period impact of acquisitions and divestitures. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not incurred these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.
Adjusted Operating Income – Income from Operations adjusted for amortization, restructuring costs, integration expenses, the fair value adjustment for deferred revenue and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.
Adjusted EBITDA – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, restructuring costs, integration expenses, the fair value adjustment for deferred revenue, gain on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.
Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, restructuring costs, integration expenses, the fair value adjustment of deferred revenue, gain on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.
Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted average shares of common stock, diluted.
Adjusted Income before taxes – Income from operations before income taxes and interest in earnings of associates adjusted for amortization, restructuring costs, integration expenses, the fair value adjustment of deferred revenue, gain on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.
Adjusted Income Taxes/Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, integration expenses, the fair value adjustment for deferred revenue, gain on disposal of operations, tax effects of internal reorganization and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income taxes is used solely for the purpose of calculating the Adjusted Income Tax Rate.
Free Cash Flow – Cash Flows from Operating Activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward looking non-GAAP financial measures to the corresponding U.S. GAAP measures (including the information under “Outlook for 2017” above), due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible, not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, the benefits of the business combination transaction involving Towers Watson and Willis, including the combined company’s future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the ability of the company to successfully integrate the Towers Watson, Gras Savoye and Willis businesses, operations and employees, and realize anticipated growth, synergies and cost savings; the potential impact of the Willis Towers Watson merger on relationships, including with employees, suppliers, clients and competitors; the possibility that the anticipated benefits from the merger cannot be fully realized or may take longer to realize than expected; the ability of the company to successfully establish and achieve its global business strategy; changes in demand for our services, including any decline in defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that the company faces and the potential for loss of market share and/or profitability; expectations, intentions and outcomes relating to outstanding litigation; the impact of seasonality and differences in timing of renewals; the risk the Stanford litigation settlement will not be approved, the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible; the risk of material adverse outcomes on existing litigation or investigation matters; any changes in the regulatory environment in which the company operates, including, among other risks, the impact of pending FCA market studies; the ability to successfully manage ongoing organizational changes; compliance with extensive government regulation; the company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses; the risk that the company may not be able to repurchase the intended number of outstanding shares due to M&A activity or investment opportunities, market or business conditions, or other factors; the diversion of time and attention of the company's management team while the merger and other acquisitions are being integrated; doing business internationally, including the impact of exchange rates; the potential impact of the UK government triggering Article 50 of the Treaty of Lisbon and giving formal notice of the UK’s intention to withdraw from membership in the European Union; the federal income tax consequences of the merger and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations, including changes in tax rates; the company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; the ability of the company to obtain financing on favorable terms or at all; adverse changes in the credit ratings of the company; various claims, government inquiries or investigations or the potential for regulatory action; failure to protect client data or breaches of information systems; reputational damage; disasters or business continuity problems; fluctuation in revenues against the company’s relatively fixed expenses; technological change; the inability to protect intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in the company’s pension liabilities; loss of, failure to maintain, or dependence on certain relationships with insurance carriers; changes and developments in the United States healthcare system; reliance on third-party services; the company's holding company structure could prevent it from being able to receive dividends or other distributions in needed amounts from our subsidiaries; and changes in accounting estimates and assumptions. These factors also include those described under “Risk Factors” in the company’s most recent 10-K filing with the SEC.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against relying on these forward-looking statements.

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

Segment revenue and operating income for the three and six months ended June 30, 2016 both include revenue that was deferred at the time of the Merger, and eliminated due to purchase accounting. The impact of the elimination from purchase accounting (which is the reduction to 2016 consolidated revenue and operating income) has been included in the reconciliation to our consolidated results in order to provide the actual revenues the segments would have recognized on an unadjusted basis.

Since the second quarter of 2016, we have operated with four segments: Human Capital & Benefits; Corporate Risk & Broking; Investment, Risk & Reinsurance; and Exchange Solutions. Beginning in 2017, we made certain changes to our segments, as reported on Form 8-K filed with the SEC on April 7, 2017, to better align our business. Prior period segment results have been restated to conform to the current segment reporting structure.

SEGMENT REVENUE
Commissions and Fees
				Components of Revenue Change(i)
	Three Months Ended June 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$718	$731	(2)%	(2)%	1%	0%	0%
Corporate Risk & Broking	624	627	0%	(2)%	1%	0%	1%
Investment, Risk & Reinsurance	383	380	0%	(3)%	3%	0%	3%
Exchange Solutions	178	154	15%	0%	15%	0%	15%
Commissions and Fees	$1,903	$1,892	0%	(2)%	2%	0%	2%

(i)Components of revenue change may not add due to rounding

				Components of Revenue Change(i)
	Six Months Ended June 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$1,669	$1,657	1%	(2)%	3%	0%	3%
Corporate Risk & Broking	1,274	1,268	1%	(2)%	2%	0%	2%
Investment, Risk & Reinsurance	885	878	1%	(3)%	4%	0%	4%
Exchange Solutions	357	317	13%	0%	13%	0%	13%
Commissions and Fees	$4,185	$4,120	2%	(2)%	4%	0%	4%

(i)Components of revenue change may not add due to rounding

Total Segment Revenues
	Three Months ended June 30,		Six Months ended June 30,
	2017	2016	2017	2016

Human Capital & Benefits	$729	$736	$1,684	$1,666
Corporate Risk & Broking	630	633	1,285	1,280
Investment, Risk & Reinsurance	389	424	896	926
Exchange Solutions	178	155	357	318
Total Segment Revenues	$1,926	$1,948	$4,222	$4,190

Reconciliation of Total Segment Revenues to Total Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Total Segment Revenues	$1,926	$1,948	$4,222	$4,190
Fair value adjustment for deferred revenue	-	(26)	-	(58)
Reimbursable expenses and other	27	27	50	51
Total Revenues	$1,953	$1,949	$4,272	$4,183

The components of the change in Total Revenues and Adjusted Revenues generated for the three months ended June 30, 2017 and 2016 are as follows:

				Components of Revenue Change
	Three Months ended June 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Total Revenues	$1,953	$1,949	0%	(2)%	2%	0%	2%
Fair value adjustment for deferred revenue	-	26
Adjusted Revenues	$1,953	$1,975	(1)%	(2)%	1%	0%	1%

The components of the change in Total Revenues and Adjusted Revenues generated for the six months ended June 30, 2017 and 2016 are as follows:

				Components of Revenue Change
	Six Months ended June 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2017	2016	Change	Impact	Change	Divestitures	Change

Total Revenues	$4,272	$4,183	2%	(2)%	4%	0%	4%
Fair value adjustment for deferred revenue	-	58
Adjusted Revenues	$4,272	$4,241	1%	(2)%	3%	0%	3%

SEGMENT OPERATING INCOME(i)
	Three Months ended June 30,		Six Months ended June 30,
	2017	2016	2017	2016

Human Capital & Benefits	$123	$128	$472	$441
Corporate Risk & Broking	100	99	222	209
Investment, Risk & Reinsurance	97	123	319	322
Exchange Solutions	34	34	72	77
Segment Operating Income	$354	$384	$1,085	$1,049

(i)Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, certain integration expenses, certain litigation provisions and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expense reported for U.S. GAAP purposes.

Reconciliation of Segment Operating Income to Income from operations before income taxes and interest in earnings of associates

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Segment Operating Income	$354	$384	$1,085	$1,049
Fair value adjustment for deferred revenue	-	(26)	-	(58)
Amortization	(149)	(125)	(300)	(286)
Restructuring costs	(27)	(41)	(54)	(66)
Integration expenses	(63)	(29)	(103)	(81)
Provision for the Stanford litigation	-	-	-	(50)
Unallocated, net(i)	9	(27)	(41)	(46)
Income from Operations	124	136	587	462
Interest expense	46	47	92	93
Other expense/(income), net	30	(6)	50	12
Income from operations before income taxes and interest in earnings of associates	$48	$95	$445	$357

(i)Includes certain costs, primarily those related to corporate functions which are not directly related to the segments, and differences between certain budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WILLIS TOWERS WATSON
Reconciliation of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016

Net Income attributable to Willis Towers Watson	$33		$72		$377		$310
Adjusted for certain items
Amortization	149		125		300		286
Restructuring costs	27		41		54		66
Integration expenses	63		29		103		81
Provision for the Stanford litigation	-		-		-		50
Fair value adjustment for deferred revenue	-		26		-		58
Gain on disposal of operations	-		(1)		-		(2)
Venezuela currency devaluation	2		-		2		-
Tax effect on certain items listed above(i)	(76)		(59)		(145)		(153)
Tax effects of internal reorganization	-		-		19		-
Adjusted Net Income	$198		$233		$710		$696

Weighted average shares of common stock, diluted	137		140		137		138

Diluted Earnings Per Share	$0.24		$0.51		$2.75		$2.25
Adjusted for certain items
Amortization	1.09		0.89		2.19		2.07
Restructuring costs	0.20		0.29		0.39		0.48
Integration expenses	0.46		0.21		0.75		0.59
Provision for the Stanford litigation	-		-		-		0.36
Fair value adjustment for deferred revenue	-		0.19		-		0.42
Gain on disposal of operations	-		(0.01)		-		(0.02)
Venezuela currency devaluation	0.02		-		0.02		-
Tax effect on certain items listed above(i)	(0.56)		(0.42)		(1.06)		(1.11)
Tax effects of internal reorganization	-		-		0.14		-
Adjusted Diluted Earnings Per Share	$1.45		$1.66		$5.18		$5.04

(i)The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF TOTAL REVENUES TO ADJUSTED REVENUES

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016

Total Revenues	$1,953		$1,949		$4,272		$4,183
Fair value adjustment for deferred revenue	-		26		-		58
Adjusted Revenues	$1,953		$1,975		$4,272		$4,241

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016

Net Income	$41	2.1%	$76	3.9%	$393	9.2%	$321	7.7%
Provision for income taxes	8		19		54		37
Interest expense	46		47		92		93
Depreciation	51		44		97		87
Amortization	149		125		300		286
Restructuring costs	27		41		54		66
Integration expenses	63		29		103		81
Provision for the Stanford litigation	-		-		-		50
Fair value adjustment for deferred revenue	-		26		-		58
Gain on disposal of operations	-		(1)		-		(2)
Venezuela currency devaluation	2		-		2		-
Adjusted EBITDA and Adjusted EBITDA Margin	$387	19.8%	$406	20.6%	$1,095	25.6%	$1,077	25.4%

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016

Income from operations	$124	6.3%	$136	7.0%	$587	13.7%	$462	11.0%
Adjusted for certain items:
Amortization	149		125		300		286
Restructuring costs	27		41		54		66
Integration expenses	63		29		103		81
Provision for the Stanford litigation	-		-		-		50
Fair value adjustment for deferred revenue	-		26		-		58
Adjusted operating income	$363	18.6%	$357	18.1%	$1,044	24.4%	$1,003	23.7%

RECONCILIATION OF GAAP INCOME TAXES/RATE TO ADJUSTED INCOME TAXES/RATE

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
Income from operations before income taxes and interest in earnings of associates	$48		$95		$445		$357
Adjusted for certain items:
Amortization	149		125		300		286
Restructuring costs	27		41		54		66
Integration expenses	63		29		103		81
Provision for the Stanford litigation	-		-		-		50
Fair value adjustment for deferred revenue	-		26		-		58
Gain on disposal of operations	-		(1)		-		(2)
Venezuela currency devaluation	2		-		2		-
Adjusted income before taxes	$289		$315		$904		$896

Provision for income taxes	$8		$19		$54		$37
Tax effect on certain items listed above(i)	76		59		145		153
Tax effects of internal reorganization	-		-		(19)		-
Adjusted income taxes	$84		$78		$180		$190

U.S. GAAP tax rate	16.8%		20.6%		12.1%		10.4%
Adjusted tax rate	29.1%		25.1%		20.0%		21.2%

(i)The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW
					Six Months Ended June 30,
					2017		2016

Cash flows from operating activities					$319		$436
Less: Additions to fixed assets and software for internal use					(119)		(92)
Free Cash Flow					$200		$344

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Comprehensive Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues
Commissions and fees	$1,930	$1,894	$4,233	$4,113
Interest and other income	23	55	39	70
Total revenues	1,953	1,949	4,272	4,183

Costs of providing services
Salaries and benefits	1,148	1,201	2,339	2,397
Other operating expenses	391	373	792	804
Depreciation	51	44	97	87
Amortization	149	125	300	286
Restructuring costs	27	41	54	66
Integration expenses	63	29	103	81
Total costs of providing services	1,829	1,813	3,685	3,721

Income from operations	124	136	587	462

Interest expense	46	47	92	93
Other expense/(income), net	30	(6)	50	12

INCOME FROM OPERATIONS BEFORE INCOME TAXES AND INTEREST IN EARNINGS OF ASSOCIATES	48	95	445	357

Provision for income taxes	8	19	54	37

INCOME FROM OPERATIONS BEFORE INTEREST IN EARNINGS OF ASSOCIATES	40	76	391	320

Interest in earnings of associates, net of tax	1	-	2	1

NET INCOME	41	76	393	321

Income attributable to non-controlling interests	(8)	(4)	(16)	(11)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$33	$72	$377	$310

Earnings per share
Basic earnings per share	$0.24	$0.52	$2.77	$2.26
Diluted earnings per share	$0.24	$0.51	$2.75	$2.25

Weighted average shares of common stock, basic	136	139	136	137
Weighted average shares of common stock, diluted	137	140	137	138

Cash dividends declared per share	$0.53	$0.48	$1.06	$0.96

Comprehensive income/(loss) before non-controlling interests	$181	$(62)	$512	$169
Comprehensive (income)/loss attributable to non-controlling interests	(16)	6	(27)	(3)
Comprehensive income/(loss) attributable to Willis Towers Watson	$165	$(56)	$485	$166

WILLIS TOWERS WATSON
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	June 30,	December 31,
	2017	2016

ASSETS
Cash and cash equivalents	$852	$870
Fiduciary assets	12,751	10,505
Accounts receivable, net	2,288	2,080
Prepaid and other current assets	342	337
Total current assets	16,233	13,792

Fixed assets, net	895	839
Goodwill	10,509	10,413
Other intangible assets, net	4,156	4,368
Pension benefits assets	595	488
Other non-current assets	386	353
Total non-current assets	16,541	16,461
TOTAL ASSETS	$32,774	$30,253

LIABILITIES AND EQUITY
Fiduciary liabilities	$12,751	$10,505
Deferred revenue and accrued expenses	1,311	1,481
Short-term debt and current portion of long-term debt	85	508
Other current liabilities	882	876
Total current liabilities	15,029	13,370

Long-term debt	4,097	3,357
Liability for pension benefits	1,271	1,321
Deferred tax liabilities	823	864
Provision for liabilities	637	575
Other non-current liabilities	473	532
Total non-current liabilities	7,301	6,649
TOTAL LIABILITIES	22,330	20,019

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NON-CONTROLLING INTEREST	57	51

EQUITY(i)

Additional paid-in capital	10,658	10,596
Retained earnings	1,402	1,452
Accumulated other comprehensive loss, net of tax	(1,776)	(1,884)
Treasury shares, at cost, 149,572 shares in 2017 and 795,816 shares in 2016, and 40,000 shares, €1 nominal value, in 2017 and 2016	(21)	(99)
Total Willis Towers Watson shareholders' equity	10,263	10,065
Non-controlling interests	124	118
Total equity	10,387	10,183

TOTAL LIABILITIES AND EQUITY	$32,774	$30,253

(i)Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 134,744,951 (2017) and 137,075,068 (2016); Outstanding 134,612,898 (2017) and 136,296,771 (2016); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2017 and 2016; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2017 and 2016.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Six Months Ended June 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$393	$321
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	112	87
Amortization	300	286
Net periodic benefit of defined benefit pension plans	(65)	(47)
Provision for doubtful receivables from clients	11	21
Benefit from deferred income taxes	(74)	(56)
Share-based compensation	33	68
Non-cash foreign exchange gain	(13)	(22)
Other, net	33	16
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(174)	(123)
Fiduciary assets	(1,934)	(1,240)
Fiduciary liabilities	1,934	1,240
Other assets	(216)	(142)
Other liabilities	(73)	(45)
Provisions	52	72
Net cash from operating activities	319	436

CASH FLOWS (USED IN)/FROM INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(119)	(92)
Capitalized software costs	(32)	(42)
Acquisitions of operations, net of cash acquired	(13)	419
Other, net	9	23
Net cash (used in)/from investing activities	(155)	308

CASH FLOWS USED IN FINANCING ACTIVITIES
Net borrowings/(payments) on revolving credit facility	283	(393)
Senior notes issued	650	1,606
Proceeds from issuance of other debt	32	404
Debt issuance costs	(9)	(14)
Repayments of debt	(695)	(1,826)
Repurchase of shares	(296)	(38)
Proceeds from issuance of shares	37	28
Payments of deferred and contingent consideration related to acquisitions	(44)	-
Cash paid for employee taxes on withholding shares	(3)	(9)
Dividends paid	(137)	(67)
Acquisitions of and dividends paid to non-controlling interests	(14)	(15)
Net cash used in financing activities	(196)	(324)

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(32)	420
Effect of exchange rate changes on cash and cash equivalents	14	(3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	870	532
CASH AND CASH EQUIVALENTS, END OF PERIOD	$852	$949

Contact

INVESTORS
Aida Sukys | +1 703 258 8033 | aida.sukys@willistowerswatson.com